SiriusPoint Reports Fourth Quarter 2025 Net Income of $240m, Return on Equity of 44.9% and Operating Return on Equity of 17.1%

HAMILTON, Bermuda, February 18, 2026 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE:SPNT) today announced results for its fourth quarter ended December 31, 2025
Fourth Quarter 2025 Highlights
•Net income available to SiriusPoint common shareholders of $240 million, or $1.97 per diluted common share with operating earnings per share of $0.70
•Annualized return on equity of 44.9%, operating return on equity of 17.1%
•Fourth quarter gross and net written premium growth of 18%
•Fourth quarter Core combined ratio of 92.9%
•Book value per diluted common share (ex. AOCI) increased $1.63 per share, or 9.9%, from September 30, 2025 to $18.10
Capital Announcements
•Series B Preference Share redemption announced. Leverage ratio is expected to drop to historic low of 23% post redemption
•Intend to repurchase $100 million of common shares over the next 12 months
•Balance sheet remains strong with year-end BSCR estimate of 247% (pro-forma BSCR of 232% post Series B Preference Share redemption)
Full Year 2025 Highlights
•Net income available to SiriusPoint common shareholders of $444 million, or $3.64 per diluted common share, with operating earnings per share up 49% to $2.55
•Return on equity of 22.1%, operating return on equity of 16.2%
•Full year gross written premium growth of 16% with net written premiums up 19%
•Full year Core combined ratio of 91.7%
•Book value per diluted common share (ex. AOCI) increased $3.46 per share, or 23.6%, from December 31, 2024 to $18.10
Scott Egan, Chief Executive Officer, said: “The fourth quarter rounded out another very strong year for SiriusPoint. Our disciplined underwriting strategy, customer mindset, and relentless focus on delivery means we have a lot to be pleased about in 2025.
“Our top line grew 16%, we improved the quality of our underwriting earnings year-over-year by 1.5 points, grew our diluted book value per share by 28%, delivered a 49% increase in operating earnings per share over prior year, and we will reduce our leverage ratio to an all-time low of 23% by the end of February. Our operating return on equity of 16.2% has improved for the third consecutive year and, more importantly, outperformed against our 12-15% across the cycle target. Against this backdrop we are delighted to announce that over the next 12 months, we intend to repurchase $100 million of common shares.
“We enter 2026 with great momentum and determination. We are well positioned to navigate insurance market conditions, and we look forward to continuing to execute against our targets as we move closer to our ambition to becoming a best-in-class specialty underwriter. Our performance in 2025 is another important proof point for the company.
“I want to thank my colleagues for their hard work everyday and their unwavering support. These results would not be possible without their dedication and commitment.”

Key Financial Metrics
The following table shows certain key financial metrics as of and for the three and twelve months ended December 31, 2025 and 2024:

	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in millions, except for ratios)
Combined ratio	90.0%	94.4%	88.3%	88.3%
Core combined ratio ⁽¹⁾	92.9%	90.2%	91.7%	91.0%
Core underwriting income ⁽¹⁾	$48.6	$56.3	$214.3	$200.0
Core net services income ⁽¹⁾	$4.2	$10.4	$41.9	$44.6
Operating net income ⁽¹⁾	$85.8	$43.5	$310.0	$303.5
Operating earnings per share ⁽¹⁾	$0.70	$0.27	$2.55	$1.71
Annualized ROE	44.9%	(4.0)%	22.1%	9.1%
Annualized Operating ROE ⁽¹⁾	17.1%	8.2%	16.2%	14.6%

	December 31, 2025	December 31, 2024
Book value per common share	$19.40	$14.92
Book value per diluted common share	$18.61	$14.60
Book value per diluted common share ex. AOCI ⁽¹⁾	$18.10	$14.64
Tangible book value per diluted common share ⁽¹⁾	$17.62	$13.42
(1)Core combined ratio, Core underwriting income, and Core net services income are non-GAAP financial measures. See definitions in “Non-GAAP Financial Measures” and reconciliations in “Segment Reporting.” Operating net income, Operating earnings per share, Operating ROE, book value per diluted common share ex. AOCI and tangible book value per diluted common share are non-GAAP financial measures. See definitions and reconciliations in “Non-GAAP Financial Measures.”
Fourth Quarter and Full Year 2025 Summary
Consolidated underwriting income for the three months ended December 31, 2025 was $67.1 million compared to $32.7 million for the three months ended December 31, 2024. The improvement was primarily driven by decreased catastrophe losses, slightly offset by decreased favorable prior year loss reserve development.
Consolidated underwriting income for the year ended December 31, 2025 was $302.8 million compared to $276.4 million for the year ended December 31, 2024. The improvement was primarily driven by premium growth combined with an improvement in attritional loss ratio, partially offset by decreased favorable prior year loss reserve development and increased catastrophe losses.
Reportable Segments
The determination of our reportable segments is based on the manner in which management monitors the performance of our operations, which consist of two reportable segments - Insurance & Services and Reinsurance. Collectively, the sum of our two segments, Insurance & Services and Reinsurance, constitute our “Core” results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. See reconciliations in “Segment Reporting”. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.
Three months ended December 31, 2025 and 2024
Core Premium Volume
Gross written premium increased by $134.4 million, or 17.6%, to $896.9 million for the three months ended December 31, 2025 compared to $762.5 million for the three months ended December 31, 2024. Net earned premium increased by $95.0 million, or 16.3%, to $676.6 million for the three months ended December 31, 2025 compared to $581.6 million for the three months ended December 31, 2024. The increases in premium volume were primarily driven by our Insurance & Services segment, including expansion of Surety within our Other Specialties business line, growth across A&H, as well as continued strategic organic and new program growth in our international P&C business.

Core Underwriting Results
Core results for the three months ended December 31, 2025 included income of $52.8 million compared to $66.7 million for the three months ended December 31, 2024. Income for the three months ended December 31, 2025 consists of underwriting income of $48.6 million (92.9% combined ratio) and net services income of $4.2 million, compared to underwriting income of $56.3 million (90.2% combined ratio) and net services income of $10.4 million for the three months ended December 31, 2024. The decrease in net underwriting results was primarily driven by decreased favorable prior year loss reserve development and true-up of acquisition costs, partially offset by decreased catastrophe losses. The decrease in net service income was primarily driven by the deconsolidation of ArmadaCorp Capital, LLC (“Armada”) partially offset by higher fee income from International Medical Group, Inc. (“IMG”). Effective November 1, 2025, we deconsolidated Armada upon its sale to Ambac Financial Group Inc. We will continue our capacity partnership with Armada until the end of 2030.
Losses incurred included $15.0 million of favorable prior year loss reserve development for the three months ended December 31, 2025 primarily driven by favorable development in A&H, due to lower than expected reported attritional losses, and Property, compared to $58.1 million for the three months ended December 31, 2024 driven by reserve releases relating to prior year’s catastrophe events mainly in Property and Other Specialties. Catastrophe losses for the three months ended December 31, 2025 were $7.0 million, or 1.0 percentage point on the combined ratio, compared to $38.6 million, or 6.6 percentage points on the combined ratio, for the three months ended December 31, 2024.
Year ended December 31, 2025 and 2024
Core Premium Volume
Gross written premium increased by $512.1 million, or 16.1%, to $3,688.5 million for the year ended December 31, 2025 compared to $3,176.4 million for the year ended December 31, 2024. Net earned premium increased by $392.4 million, or 17.8%, to $2,591.5 million for the year ended December 31, 2025 compared to $2,199.1 million for the year ended December 31, 2024. The increases in premium volume were primarily driven by the Insurance & Services segment, including growth across A&H, expansion of Surety within our Other Specialties business line, and continued strategic organic and new program growth in international business, specifically London MGAs.
Core Underwriting Results
Core results for the year ended December 31, 2025 included income of $256.2 million compared to $244.6 million for the year ended December 31, 2024. Income for the year ended December 31, 2025 consists of underwriting income of $214.3 million (91.7% combined ratio) and net services income of $41.9 million, compared to underwriting income of $200.0 million (91.0% combined ratio) and net services income of $44.6 million for the year ended December 31, 2024. The improvement in net underwriting results was primarily driven by premium growth combined with an improvement in attritional loss ratio, partially offset by decreased favorable prior year loss reserve development and increased catastrophe losses.
Favorable prior year loss reserve development for the year ended December 31, 2025 was $72.2 million primarily driven by favorable development in Property, mainly from reserve releases relating to prior year’s catastrophe events, as well as favorable development in A&H, due to lower than expected reported losses, compared to $100.7 million for the year ended December 31, 2024 mainly in Property and Other Specialties from reserve releases relating to prior year’s catastrophe events. Catastrophe losses were $74.4 million, or 2.9 percentage points on the combined ratio, for the year ended December 31, 2025 primarily from the California wildfires, compared to $54.8 million, or 2.5 percentage points on the combined ratio, for the year ended December 31, 2024.
Insurance & Services Segment
Three months ended December 31, 2025 and 2024
Insurance & Services gross written premium were $556.0 million for the three months ended December 31, 2025, an increase of $105.7 million, or 23.5%, compared to the three months ended December 31, 2024, primarily driven by expansion of Surety within our Other Specialties business line, growth across A&H, and continued strategic organic and new program growth.
Insurance & Services generated income of $30.7 million for the three months ended December 31, 2025, compared to $48.4 million for the three months ended December 31, 2024. Income for the three months ended December 31, 2025 consists of underwriting income of $26.5 million (93.3% combined ratio) and net services income of $4.2 million, compared to underwriting income of $38.0 million (87.9% combined ratio) and net services income of $10.4 million for the three months ended December 31, 2024. The decrease in income was primarily driven by lower net favorable prior year loss reserve development, which was $10.4 million for the three months ended December 31, 2025, mainly in A&H, compared to $16.3 million for the three months ended December 31, 2024, as well as the true-up of acquisition costs.

Year ended December 31, 2025 and 2024
Insurance & Services gross written premium were $2,313.5 million for the year ended December 31, 2025, an increase of $472.7 million, or 25.7%, for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily driven by Accident & Health, expansion of Surety within our Other Specialties business line, and continued strategic organic and new program growth in our international business, specifically London MGAs.
Insurance & Services generated income of $165.7 million for the year ended December 31, 2025, compared to $119.8 million for the year ended December 31, 2024. Income for the year ended December 31, 2025 consists of underwriting income of $123.8 million (91.7% combined ratio) and net services income of $41.9 million, compared to underwriting income of $75.2 million (93.5% combined ratio) and net services income of $44.6 million for the year ended December 31, 2024. The improvement in underwriting income of $48.6 million for the year ended December 31, 2025 compared to the year ended December 31, 2024 was primarily driven by premium growth combined with an improved attritional loss ratio.
Reinsurance Segment
Three months ended December 31, 2025 and 2024
Reinsurance gross written premium were $340.9 million for the three months ended December 31, 2025, an increase of $28.7 million, or 9.2%, compared to the three months ended December 31, 2024, primarily driven by new business and organic growth in London and New York Casualty, partially offset by decreases in Bermuda Property, due to underlying rate decreases and growth reductions, and London Specialty.
Reinsurance generated underwriting income of $22.1 million (92.1% combined ratio) for the three months ended December 31, 2025, compared to $18.3 million (93.2% combined ratio) for the three months ended December 31, 2024. The improvement in net underwriting results for the three months ended December 31, 2025 compared to the three months ended December 31, 2024 was primarily driven by a decrease in catastrophe losses of $30.7 million and a lower attritional loss ratio, partially offset by a decrease in favorable prior year loss reserve development of $37.2 million.
Year ended December 31, 2025 and 2024
Reinsurance gross written premium were $1,375.0 million for the year ended December 31, 2025, an increase of $39.4 million, or 2.9%, for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily driven by new business and organic growth in London and New York Casualty, Credit within Other Specialties, and New York Property, partially offset by decreases in Bermuda Property, due to underlying rate decreases and growth reductions, and in Aviation.
Reinsurance generated underwriting income of $90.5 million (91.8% combined ratio) for the year ended December 31, 2025, compared to $124.8 million (88.0% combined ratio) for the year ended December 31, 2024. The decrease in net underwriting results for the year ended December 31, 2025 compared to the year ended December 31, 2024, was primarily driven by an increase in catastrophe losses of $17.6 million and a decrease in favorable prior year development of $34.9 million.
Investments
Three months ended December 31, 2025 and 2024
Net investment income and net realized and unrealized investment losses for the three months ended December 31, 2025 increased compared to the three months ended December 31, 2024 primarily driven by losses on Other long-term investments in 2024 of $24.5 million resulting from recurring valuations of our portfolio.
Year ended December 31, 2025 and 2024
Net investment income and net realized and unrealized investment losses for the year ended December 31, 2025 increased compared to the year ended December 31, 2024 primarily driven by losses on Other long-term investments in 2024 of $66.3 million resulting from recurring valuations of our portfolio. This was partially offset by a decrease in income from our debt securities and short-term investments to $264.6 million for the year ended December 31, 2025 compared to $289.7 million for the year ended December 31, 2024 due to the smaller asset base subsequent to the capital transactions executed in the second half of 2024 and the first quarter of 2025.
Fourth Quarter 2025 Subsequent Events
Sale of Arcadian
On October 3, 2025, we entered into an agreement to sell our 49% equity stake in Arcadian to Lee Equity Partners for total consideration of $140.4 million, inclusive of a pre-close dividend, which closed on January 30, 2026. We also renewed and extended our capacity agreement with Arcadian until the end of 2031. In the first quarter of 2026, we will recognize a pre-tax gain of approximately $25.0 million.
Acquisition of Assist America
On December 31, 2025, we, through our wholly owned subsidiaries, entered into an agreement to acquire Assist America, a leading provider of global emergency travel assistance services. Assist America primarily sells its services to insurance companies as part of their corporate benefit plan products. It provides reliable global emergency assistance to over 40 million members across Asia, the Middle East and North America. The acquisition will significantly bolster our third-party medical and travel assistance revenue, increase scale in the U.S., and expand our coverage to Asia and the Middle East.
The total deal consideration is estimated as $42.5 million, which comprises cash and other contingent value components, and the estimated identifiable net assets acquired were $22.8 million. Pursuant to the agreement, our control of Assist America is effective as of January 1, 2026. As such, we will consolidate Assist America in our consolidated financial statements in the first quarter of 2026.
Redemption of Series B Preference Shares
On January 29, 2026, we announced that we will redeem all 8,000,000 of our issued and outstanding 8.0% Series B preference shares on February 26, 2026 (the “Redemption Date”). The redemption price payable on the Redemption Date is $25.00 per share, plus $0.49, which reflects unpaid, accrued cumulative dividends, to, but excluding, the Redemption Date, without interest (the “Redemption Price”). Following the redemption, no Series B preference shares will remain outstanding and all rights with respect to such Series B preference shares will cease and terminate, except for the right to receive the Redemption Price. Upon completion of the redemption, we intend to delist the Series B preference shares from the New York Stock Exchange and deregister the Series B preference shares under the Securities Exchange Act of 1934.
The redemption will help to simplify and optimize our capital structure, while also eliminating the cost of capital and related cash servicing associated with the Series B preference shares. After the redemption, our capital position will remain at or above operating target levels and we expect our leverage ratio1 to be 23%.
Acquisition of World Nomads
On February 12, 2026, Sirius International UK Holdings II Ltd (“SIUK II”), a subsidiary of our Company, entered into a purchase agreement with nib Travel Pty Ltd., an Australian proprietary limited company (“nib”), in which SIUK II or its subsidiaries will purchase equity interests and assets comprising the World Nomads travel insurance business currently operated by nib (collectively, “World Nomads”). An initial closing on the majority of the World Nomads business is expected to occur in the second or third quarter of 2026, and a final closing is expected to occur in the second half of 2027, subject to receipt of regulatory approvals and satisfaction of other customary closing conditions.
Webcast Details
The Company will hold a webcast to discuss its fourth quarter 2025 results at 8:30 a.m. Eastern Time on February 19, 2026. The webcast of the conference call will be available over the Internet from the Company’s website at www.siriuspt.com under the “Investor Relations” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will be available by dialing 1-877-451-6152 (domestic) or 1-201-389-0879 (international). Participants should ask for the SiriusPoint Ltd. fourth quarter 2025 earnings call.
The online replay will be available on the Company's website immediately following the call at www.siriuspt.com under the “Investor Relations” section.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “intends,” “seeks,” “anticipates,” “aims,” “plans,” “targets,” “estimates,” “expects,” “assumes,” “continues,” “guidance,” “should,” “could,” “will,” “may” and the negative of these or similar terms and phrases. These risks and uncertainties include, but are not limited to, the "Risk Factors" described
1 Leverage ratio is defined as long-term debt plus preferred equity divided by total capital. Total capital represents the sum of shareholders’ equity and debt.

in the Company's most recent Annual Report on Form 10-K and other subsequent periodic reports filed with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting SiriusPoint’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). SiriusPoint’s management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of SiriusPoint’s financial performance, identifying trends in our results and providing meaningful period-to-period comparisons. Core underwriting income, Core net services income, Core income, Core combined ratio, book value per diluted common share excluding accumulated other comprehensive income (loss) ("AOCI"), tangible book value per diluted common share, Operating net income, Operating earnings per share, and Operating ROE are non-GAAP financial measures. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP figures are included in the attached financial information in accordance with Regulation G and Item 10(e) of Regulation S-K, as applicable.
About the Company
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With approximately $3.2 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch, and A3 from Moody’s. For more information, please visit www.siriuspt.com.
Contacts
Investor Relations
Liam Blackledge - Investor Relations and Strategy Manager
Liam.Blackledge@siriuspt.com
+ 44 203 772 3082
Media
Natalie King - Global Head of Marketing and External Communications
Natalie.King@siriuspt.com
+ 44 770 728 8817

SIRIUSPOINT LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 31, 2025 and December 31, 2024
(expressed in millions of U.S. dollars, except per share and share amounts)

	December 31, 2025	December 31, 2024
Assets
Debt securities, available for sale, at fair value, net of allowance for credit losses of $0.0 (2024 - $1.1) (cost - $5,118.3; 2024 - $5,143.8)	$5,168.6	$5,131.0
Debt securities, trading, at fair value (cost - $114.6; 2024 - $187.3)	90.3	162.2
Short-term investments, at fair value (cost -$28.4; 2024 - $95.3)	28.3	95.8
Other long-term investments, at fair value (cost - $421.9; 2024 - $438.2) (includes related party investments at fair value of $216.1 (2024 - $217.2)	315.1	316.5
Total investments	5,602.3	5,705.5
Cash and cash equivalents	731.2	682.0
Restricted cash and cash equivalents	171.2	212.6
Due from brokers	7.5	11.2
Interest and dividends receivable	47.1	44.0
Insurance and reinsurance balances receivable, net	2,260.3	2,054.4
Deferred acquisition costs, net	384.1	327.5
Unearned premiums ceded	487.4	463.9
Loss and loss adjustment expenses recoverable, net	2,102.3	2,315.3
Deferred tax asset	267.7	297.0
Intangible assets	121.2	140.8
Other assets	272.1	270.7
Assets held for sale	115.2	—
Total assets	$12,569.6	$12,524.9
Liabilities
Loss and loss adjustment expense reserves	$5,782.5	$5,653.9
Unearned premium reserves	1,855.4	1,639.2
Reinsurance balances payable	1,447.6	1,781.6
Deferred gain on retroactive reinsurance	—	8.5
Debt	688.6	639.1
Due to brokers	5.5	18.0
Deferred tax liability	73.0	76.2
Share repurchase liability	—	483.0
Other liabilities	246.1	286.6
Total liabilities	10,098.7	10,586.1
Commitments and contingent liabilities
Shareholders’ equity
Series B preference shares (par value $0.10; authorized and issued: 8,000,000)	200.0	200.0
Common shares (issued and outstanding: 116,989,799; 2024 - 116,429,057)	11.7	11.6
Additional paid-in capital	967.7	945.0
Retained earnings	1,228.5	784.9
Accumulated other comprehensive income (loss), net of tax	61.9	(4.1)
Shareholders’ equity attributable to SiriusPoint shareholders	2,469.8	1,937.4
Noncontrolling interests	1.1	1.4
Total shareholders’ equity	2,470.9	1,938.8
Total liabilities, noncontrolling interests and shareholders’ equity	$12,569.6	$12,524.9

SIRIUSPOINT LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three and twelve months ended December 31, 2025 and 2024
(expressed in millions of U.S. dollars, except per share and share amounts)

	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues
Net earned premium	$667.4	$590.3	$2,593.8	$2,343.5
Net investment income	68.9	68.9	274.8	303.6
Net realized and unrealized investment losses	(9.5)	(39.9)	(2.9)	(79.0)
Net investment income and net realized and unrealized investment losses	59.4	29.0	271.9	224.6
Other revenues	246.9	19.4	339.4	184.2
Loss on settlement and change in fair value of liability-classified capital instruments	—	(25.9)	—	(148.5)
Total revenues	973.7	612.8	3,205.1	2,603.8
Expenses
Loss and loss adjustment expenses incurred, net	372.2	369.1	1,519.5	1,368.5
Acquisition costs, net	173.2	134.6	583.6	516.9
Other underwriting expenses	54.9	53.9	187.9	181.7
Net corporate and other expenses	63.0	58.1	257.0	232.1
Intangible asset amortization	2.4	3.0	10.9	11.9
Interest expense	19.5	19.6	79.7	69.6
Foreign exchange (gains) losses	8.3	(12.9)	25.2	(10.0)
Total expenses	693.5	625.4	2,663.8	2,370.7
Income (loss) before income tax expense	280.2	(12.6)	541.3	233.1
Income tax expense	(36.1)	(4.4)	(81.2)	(30.7)
Net income (loss)	244.1	(17.0)	460.1	202.4
Net income attributable to noncontrolling interests	(0.1)	(0.3)	(0.5)	(2.5)
Net income (loss) available to SiriusPoint	244.0	(17.3)	459.6	199.9
Dividends on Series B preference shares	(4.0)	(4.0)	(16.0)	(16.0)
Net income (loss) available to SiriusPoint common shareholders	$240.0	$(21.3)	$443.6	$183.9
Earnings (loss) per share available to SiriusPoint common shareholders
Basic earnings (loss) per share available to SiriusPoint common shareholders	$2.05	$(0.13)	$3.80	$1.06
Diluted earnings (loss) per share available to SiriusPoint common shareholders	$1.97	$(0.13)	$3.64	$1.04
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	116,788,646	161,378,360	116,507,940	166,537,394
Diluted	121,838,966	161,378,360	121,648,050	169,470,681

SIRIUSPOINT LTD.
SEGMENT REPORTING

	Three months ended December 31, 2025
	Insurance & Services	Reinsurance	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross written premium	$556.0	$340.9	$896.9	$—	$1.4	$—	$898.3
Net written premium	377.1	283.8	660.9	—	(5.8)	—	655.1
Net earned premium	395.0	281.6	676.6	—	(9.2)	—	667.4
Loss and loss adjustment expenses incurred, net	230.5	159.0	389.5	(2.2)	(15.1)	—	372.2
Acquisition costs, net	113.1	75.6	188.7	(26.6)	11.1	—	173.2
Other underwriting expenses	24.9	24.9	49.8	—	5.1	—	54.9
Underwriting income (loss)	26.5	22.1	48.6	28.8	(10.3)	—	67.1
Services revenues	45.7	—	45.7	(22.4)	—	(23.3)	—
Services expenses	41.4	—	41.4	—	—	(41.4)	—
Net services fee income	4.3	—	4.3	(22.4)	—	18.1	—
Services noncontrolling income	(0.1)	—	(0.1)	—	—	0.1	—
Net services income	4.2	—	4.2	(22.4)	—	18.2	—
Segment income (loss)	30.7	22.1	52.8	6.4	(10.3)	18.2	67.1
Net investment income					68.9	—	68.9
Net realized and unrealized investment losses					(9.5)	—	(9.5)
Other revenues					223.6	23.3	246.9
Net corporate and other expenses					(21.6)	(41.4)	(63.0)
Intangible asset amortization					(2.4)	—	(2.4)
Interest expense					(19.5)	—	(19.5)
Foreign exchange losses					(8.3)	—	(8.3)
Income before income tax expense	$30.7	$22.1	52.8	6.4	220.9	0.1	280.2
Income tax expense			—	—	(36.1)	—	(36.1)
Net income			52.8	6.4	184.8	0.1	244.1
Net income attributable to noncontrolling interest			—	—	—	(0.1)	(0.1)
Net income available to SiriusPoint			$52.8	$6.4	$184.8	$—	$244.0

Attritional losses	$238.4	$159.1	$397.5	$(2.2)	$(8.1)	$—	$387.2
Catastrophe losses	2.5	4.5	7.0	—	—	—	7.0
Prior year loss reserve development	(10.4)	(4.6)	(15.0)	—	(7.0)	—	(22.0)
Loss and loss adjustment expenses incurred, net	$230.5	$159.0	$389.5	$(2.2)	$(15.1)	$—	$372.2

Underwriting Ratios: (1)
Attritional loss ratio	60.4%	56.5%	58.8%				58.1%
Catastrophe loss ratio	0.6%	1.6%	1.0%				1.0%
Prior year loss development ratio	(2.6)%	(1.6)%	(2.2)%				(3.3)%
Loss ratio	58.4%	56.5%	57.6%				55.8%
Acquisition cost ratio	28.6%	26.8%	27.9%				26.0%
Other underwriting expenses ratio	6.3%	8.8%	7.4%				8.2%
Combined ratio	93.3%	92.1%	92.9%				90.0%
(1)Underwriting ratios are calculated by dividing the related expense by net earned premium.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

	Three months ended December 31, 2024
	Insurance & Services	Reinsurance	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross written premium	$450.3	$312.2	$762.5	$—	$(3.0)	$—	$759.5
Net written premium	322.7	237.5	560.2	—	4.8	—	565.0
Net earned premium	315.7	265.9	581.6	—	8.7	—	590.3
Loss and loss adjustment expenses incurred, net	175.3	148.3	323.6	(1.4)	46.9	—	369.1
Acquisition costs, net	77.8	73.1	150.9	(27.6)	11.3	—	134.6
Other underwriting expenses	24.6	26.2	50.8	—	3.1	—	53.9
Underwriting income (loss)	38.0	18.3	56.3	29.0	(52.6)	—	32.7
Services revenues	51.6	—	51.6	(31.4)	—	(20.2)	—
Services expenses	41.2	—	41.2	—	—	(41.2)	—
Net services income	10.4	—	10.4	(31.4)	—	21.0	—
Segment income (loss)	48.4	18.3	66.7	(2.4)	(52.6)	21.0	32.7
Net investment income					68.9	—	68.9
Net realized and unrealized investment losses					(39.9)	—	(39.9)
Other revenues					(0.8)	20.2	19.4
Loss on settlement and change in fair value of liability-classified capital instruments					(25.9)	—	(25.9)
Net corporate and other expenses					(16.9)	(41.2)	(58.1)
Intangible asset amortization					(3.0)	—	(3.0)
Interest expense					(19.6)	—	(19.6)
Foreign exchange gains					12.9	—	12.9
Income (loss) before income tax expense	$48.4	$18.3	66.7	(2.4)	(76.9)	—	(12.6)
Income tax expense			—	—	(4.4)	—	(4.4)
Net income (loss)			66.7	(2.4)	(81.3)	—	(17.0)
Net income attributable to noncontrolling interest			—	—	(0.3)	—	(0.3)
Net income (loss) available to SiriusPoint			$66.7	$(2.4)	$(81.6)	$—	$(17.3)

Attritional losses	$188.2	$154.9	$343.1	$(1.4)	$26.1	$—	$367.8
Catastrophe losses	3.4	35.2	38.6	—	—	—	38.6
Prior year loss reserve development	(16.3)	(41.8)	(58.1)	—	20.8	—	(37.3)
Loss and loss adjustment expenses incurred, net	$175.3	$148.3	$323.6	$(1.4)	$46.9	$—	$369.1

Underwriting Ratios: (1)
Attritional loss ratio	59.6%	58.3%	59.0%				62.3%
Catastrophe loss ratio	1.1%	13.2%	6.6%				6.5%
Prior year loss development ratio	(5.2)%	(15.7)%	(10.0)%				(6.3)%
Loss ratio	55.5%	55.8%	55.6%				62.5%
Acquisition cost ratio	24.6%	27.5%	25.9%				22.8%
Other underwriting expenses ratio	7.8%	9.9%	8.7%				9.1%
Combined ratio	87.9%	93.2%	90.2%				94.4%
(1)Underwriting ratios are calculated by dividing the related expense by net earned premium.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

	Twelve months ended December 31, 2025
	Insurance & Services	Reinsurance	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross written premium	$2,313.5	$1,375.0	$3,688.5	$—	$17.1	$—	$3,705.6
Net written premium	1,650.2	1,127.4	2,777.6	—	(4.8)	—	2,772.8
Net earned premium	1,481.6	1,109.9	2,591.5	—	2.3	—	2,593.8
Loss and loss adjustment expenses incurred, net	874.9	656.2	1,531.1	(7.2)	(4.4)	—	1,519.5
Acquisition costs, net	396.6	277.9	674.5	(109.7)	18.8	—	583.6
Other underwriting expenses	86.3	85.3	171.6	—	16.3	—	187.9
Underwriting income (loss)	123.8	90.5	214.3	116.9	(28.4)	—	302.8
Services revenues	224.4	—	224.4	(117.0)	—	(107.4)	—
Services expenses	182.6	—	182.6	—	—	(182.6)	—
Net services fee income	41.8	—	41.8	(117.0)	—	75.2	—
Services noncontrolling loss	0.1	—	0.1	—	—	(0.1)	—
Net services income	41.9	—	41.9	(117.0)	—	75.1	—
Segment income (loss)	165.7	90.5	256.2	(0.1)	(28.4)	75.1	302.8
Net investment income					274.8	—	274.8
Net realized and unrealized investment losses					(2.9)	—	(2.9)
Other revenues					232.0	107.4	339.4
Net corporate and other expenses					(74.4)	(182.6)	(257.0)
Intangible asset amortization					(10.9)	—	(10.9)
Interest expense					(79.7)	—	(79.7)
Foreign exchange losses					(25.2)	—	(25.2)
Income before income tax expense	$165.7	$90.5	256.2	(0.1)	285.3	(0.1)	541.3
Income tax expense			—	—	(81.2)	—	(81.2)
Net income			256.2	(0.1)	204.1	(0.1)	460.1
Net income attributable to noncontrolling interest			—	—	(0.6)	0.1	(0.5)
Net income available to SiriusPoint			$256.2	$(0.1)	$203.5	$—	$459.6

Attritional losses	$899.7	$629.2	$1,528.9	$(7.2)	$(2.8)	$—	$1,518.9
Catastrophe losses	7.3	67.1	74.4	—	—	—	74.4
Prior year loss reserve development	(32.1)	(40.1)	(72.2)	—	(1.6)	—	(73.8)
Loss and loss adjustment expenses incurred, net	$874.9	$656.2	$1,531.1	$(7.2)	$(4.4)	$—	$1,519.5

Underwriting Ratios: (1)
Attritional loss ratio	60.8%	56.7%	59.0%				58.5%
Catastrophe loss ratio	0.5%	6.0%	2.9%				2.9%
Prior year loss development ratio	(2.2)%	(3.6)%	(2.8)%				(2.8)%
Loss ratio	59.1%	59.1%	59.1%				58.6%
Acquisition cost ratio	26.8%	25.0%	26.0%				22.5%
Other underwriting expenses ratio	5.8%	7.7%	6.6%				7.2%
Combined ratio	91.7%	91.8%	91.7%				88.3%
(1)Underwriting ratios are calculated by dividing the related expense by net earned premium.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

	Twelve months ended December 31, 2024
	Insurance & Services	Reinsurance	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross written premium	$1,840.8	$1,335.6	$3,176.4	$—	$68.2	$—	$3,244.6
Net written premium	1,236.2	1,104.7	2,340.9	—	11.2	—	2,352.1
Net earned premium	1,154.0	1,045.1	2,199.1	—	144.4	—	2,343.5
Loss and loss adjustment expenses incurred, net	714.1	554.3	1,268.4	(5.5)	105.6	—	1,368.5
Acquisition costs, net	284.7	279.9	564.6	(121.4)	73.7	—	516.9
Other underwriting expenses	80.0	86.1	166.1	—	15.6	—	181.7
Underwriting income (loss)	75.2	124.8	200.0	126.9	(50.5)	—	276.4
Services revenues	222.9	—	222.9	(132.8)	—	(90.1)	—
Services expenses	176.2	—	176.2	—	—	(176.2)	—
Net services fee income	46.7	—	46.7	(132.8)	—	86.1	—
Services noncontrolling income	(2.1)	—	(2.1)	—	—	2.1	—
Net services income	44.6	—	44.6	(132.8)	—	88.2	—
Segment income (loss)	119.8	124.8	244.6	(5.9)	(50.5)	88.2	276.4
Net investment income					303.6	—	303.6
Net realized and unrealized investment losses					(79.0)	—	(79.0)
Other revenues					94.1	90.1	184.2
Loss on settlement and change in fair value of liability-classified capital instruments					(148.5)	—	(148.5)
Net corporate and other expenses					(55.9)	(176.2)	(232.1)
Intangible asset amortization					(11.9)	—	(11.9)
Interest expense					(69.6)	—	(69.6)
Foreign exchange gains					10.0	—	10.0
Income (loss) before income tax expense	$119.8	$124.8	244.6	(5.9)	(7.7)	2.1	233.1
Income tax expense			—	—	(30.7)	—	(30.7)
Net income (loss)			244.6	(5.9)	(38.4)	2.1	202.4
Net income attributable to noncontrolling interest			—	—	(0.4)	(2.1)	(2.5)
Net income (loss) available to SiriusPoint			$244.6	$(5.9)	$(38.8)	$—	$199.9

Attritional losses	$734.5	$579.8	$1,314.3	$(5.5)	$112.8	$—	$1,421.6
Catastrophe losses	5.3	49.5	54.8	—	—	—	54.8
Prior year loss reserve development	(25.7)	(75.0)	(100.7)	—	(7.2)	—	(107.9)
Loss and loss adjustment expenses incurred, net	$714.1	$554.3	$1,268.4	$(5.5)	$105.6	$—	$1,368.5

Underwriting Ratios: (1)
Attritional loss ratio	63.6%	55.5%	59.8%				60.7%
Catastrophe loss ratio	0.5%	4.7%	2.5%				2.3%
Prior year loss development ratio	(2.2)%	(7.2)%	(4.6)%				(4.6)%
Loss ratio	61.9%	53.0%	57.7%				58.4%
Acquisition cost ratio	24.7%	26.8%	25.7%				22.1%
Other underwriting expenses ratio	6.9%	8.2%	7.6%				7.8%
Combined ratio	93.5%	88.0%	91.0%				88.3%
(1)Underwriting ratios are calculated by dividing the related expense by net earned premium.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

SIRIUSPOINT LTD.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS & OTHER FINANCIAL MEASURES
Non-GAAP Financial Measures
Core Results
Collectively, the sum of the Company's two segments, Insurance & Services and Reinsurance, constitute "Core" results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.
Core underwriting income - calculated by subtracting loss and loss adjustment expenses incurred, net, acquisition costs, net, and other underwriting expenses from net premiums earned.
Core net services income - consists of services revenues which include commissions, brokerage and fee income related to consolidated MGAs, and other revenues, as well as services expenses which include direct expenses related to consolidated MGAs and services noncontrolling income which represent minority ownership interests in consolidated MGAs. Net services income is a key indicator of the profitability of the Company's services provided.
Core income - consists of two components, core underwriting income and core net services income. Core income is a key measure of our segment performance.
Core combined ratio - calculated by dividing the sum of Core loss and loss adjustment expenses incurred, net, acquisition costs, net and other underwriting expenses by Core net premiums earned. Accident year loss ratio and accident year combined ratio are calculated by excluding prior year loss reserve development to present the impact of current accident year net loss and loss adjustment expenses on the Core loss ratio and Core combined ratio, respectively. Attritional loss ratio excludes catastrophe losses from the accident year loss ratio as they are not predictable as to timing and amount. These ratios are useful indicators of our underwriting profitability.
Book Value Per Diluted Common Share Metrics
Book value per diluted common share excluding AOCI and tangible book value per diluted common share, as presented, are non-GAAP financial measures and the most directly comparable U.S. GAAP measure is book value per diluted common share. Management believes it is useful to exclude AOCI because it may fluctuate significantly between periods based on movements in interest and currency rates. Tangible book value per diluted common share excludes intangible assets. Management believes that effects of intangible assets are not indicative of underlying underwriting results or trends and make book value comparisons to less acquisitive peer companies less meaningful. Tangible book value per diluted common share is useful because it provides a more accurate measure of the realizable value of shareholder returns, excluding intangible assets.

The following table sets forth the computation of book value per common share, book value per diluted common share, book value per diluted common share excluding AOCI, and tangible book value per diluted common share as of December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
	($ in millions, except share and per share amounts)
Common shareholders’ equity attributable to SiriusPoint common shareholders	$2,269.8	$1,737.4

Accumulated other comprehensive income (loss), net of tax	61.9	(4.1)
Common shareholders’ equity attributable to SiriusPoint common shareholders ex. AOCI	2,207.9	1,741.5

Intangible assets	121.2	140.8
Tangible common shareholders' equity attributable to SiriusPoint common shareholders	$2,148.6	$1,596.6

Common shares outstanding	116,989,799	116,429,057
Effect of dilutive stock options, restricted share units and warrants	4,983,345	2,559,359
Book value per diluted common share denominator	121,973,144	118,988,416

Book value per common share	$19.40	$14.92
Book value per diluted common share	$18.61	$14.60
Book value per diluted common share ex. AOCI	$18.10	$14.64
Tangible book value per diluted common share	$17.62	$13.42
Operating Net Income, Operating Earnings per Share, and Operating Return on Average Common Shareholders’ Equity
Operating net income and Operating earnings per share are non-GAAP financial measures and the most directly comparable U.S. GAAP measure is net income and diluted earnings per share, respectively. Operating net income excludes items which we believe are not indicative of the operations of our operating businesses, including realized and unrealized gains (losses) on strategic and other investments and liability-classified capital instruments, non-recurring costs associated with acquisitions or sales of subsidiaries, income (expense) related to loss portfolio transfers, deferred tax assets attributable to the enactment of the Bermuda corporate income tax, development on COVID-19 reserves resulting from the COVID-19 reserve study performed concurrently with the settlement of the Series A Preference shares in the third quarter of 2024, and foreign exchange gains (losses). We believe it is useful to review Operating net income as it better reflects how we view the business, as well as provides investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics. Operating ROE is calculated by dividing annualized Operating net income for the period by average common shareholders’ equity, excluding AOCI, and after adjusting for the above noted items to arrive at Operating net income. Management believes it is useful to exclude AOCI because it may fluctuate significantly between periods based on movements in interest and currency rates.

The following table sets forth the computation of Operating net income and Operating earnings per share for the three and twelve months ended December 31, 2025 and 2024:

	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in millions, except share and per share amounts)
Net income (loss) available to SiriusPoint common shareholders	$240.0	$(21.3)	$443.6	$183.9
Adjustments:
Gain on sale or deconsolidation of consolidated MGAs	(222.4)	—	(222.4)	(96.0)
Losses on strategic and other investments	6.0	34.3	5.4	90.5
MGA & Strategic Investment Rationalization	(216.4)	34.3	(217.0)	(5.5)
Loss on settlement of liability classified financial instruments and deal costs	—	6.7	—	97.4
Change in fair value of liability classified financial instruments	—	19.2	—	51.1
CMIG Instruments & Transactions	—	25.9	—	148.5
Expense related to loss portfolio transfers	7.2	28.9	27.4	44.6
Bermuda corporate income tax enactment	(13.0)	—	(13.0)	—
Foreign exchange (gains) losses	8.3	(12.9)	25.2	(10.0)
COVID-19 favorable reserve development	—	—	—	(19.9)
Other non-recurring items	6.5	—	(4.5)	—
Income tax expense on adjustments (1)	53.2	(11.4)	48.3	(38.1)
Operating net income	$85.8	$43.5	$310.0	$303.5
Weighted average number of diluted common shares used in the determination of earnings per share	121,838,966	161,378,360	121,648,050	169,470,681
Operating diluted earnings per share prior to participating shareholder adjustments	$0.70	$0.27	$2.55	$1.79
Effect of above and net income allocated to participating shareholders	—	—	—	(0.08)
Operating diluted earnings per share	$0.70	$0.27	$2.55	$1.71
(1)    For the three and twelve months ended December 31, 2025 and 2024, an effective tax rate of 19% and 15%, respectively, is applied to the adjustments to calculate the income tax expense, where applicable. Periods may have a different effective tax rate based on the jurisdiction of specific transactions.
The following table sets forth the computation of Operating Return on Average Common Shareholders’ Equity for the three and twelve months ended December 31, 2025 and 2024:

	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in millions, except for ratios)
Operating net income	$85.8	$43.5	$310.0	$303.5
Common shareholders’ equity attributable to SiriusPoint common shareholders - beginning of period	2,009.9	2,494.9	1,737.4	2,313.9
Accumulated other comprehensive income (loss), net of tax - beginning of period	52.3	81.5	(4.1)	3.1
Common shareholders’ equity attributable to SiriusPoint common shareholders ex. AOCI - beginning of period	1,957.6	2,413.4	1,741.5	2,310.8
Common shareholders’ equity attributable to SiriusPoint common shareholders - end of period	2,269.8	1,737.4	2,269.8	1,737.4
Adjustments to Net income to arrive at Operating net income	(154.2)	64.8	(133.6)	119.6
Accumulated other comprehensive income (loss), net of tax - end of period	61.9	(4.1)	61.9	(4.1)
Common shareholders’ equity attributable to SiriusPoint common shareholders ex. AOCI - end of period	2,053.7	1,806.3	2,074.3	1,861.1
Average common shareholders’ equity attributable to SiriusPoint common shareholders ex. AOCI	$2,005.7	$2,109.9	$1,907.9	$2,086.0
Annualized Operating ROE	17.1%	8.2%	16.2%	14.6%

Other Financial Measures
Annualized Return on Average Common Shareholders’ Equity Attributable to SiriusPoint Common Shareholders
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders is calculated by dividing annualized net income (loss) available to SiriusPoint common shareholders for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period.
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders for the three and twelve months ended December 31, 2025 and 2024 was calculated as follows:

	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in millions, except for ratios)
Net income (loss) available to SiriusPoint common shareholders	$240.0	$(21.3)	$443.6	$183.9
Common shareholders’ equity attributable to SiriusPoint common shareholders - beginning of period	2,009.9	2,494.9	1,737.4	2,313.9
Common shareholders’ equity attributable to SiriusPoint common shareholders - end of period	2,269.8	1,737.4	2,269.8	1,737.4
Average common shareholders’ equity attributable to SiriusPoint common shareholders	$2,139.9	$2,116.2	$2,003.6	$2,025.7
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	44.9%	(4.0)%	22.1%	9.1%